Exhibit 10.20

SECOND AMENDMENT TO EXCHANGE AND PURCHASE AGREEMENT

THIS SECOND AMENDMENT TO EXCHANGE AND PURCHASE AGREEMENT (this “Amendment”), dated as of November 11, 2014, amends that Exchange and Purchase Agreement dated February 8, 2012, as amended by that Amendment to Exchange and Purchase Agreement dated February 18, 2013 (as amended, the “Agreement”), by and among Cytomedix, Inc., a Delaware corporation (“Parent”), Aldagen, Inc., a Delaware corporation (the “Company”) and Aldagen Holdings, LLC, a North Carolina limited liability company (“Selling Equity Holder”). Capitalized terms used in this Amendment and not defined herein shall have the meanings given such terms in the Agreement.

W I T N E S S E T H:

WHEREAS, Article II of the Agreement provides for post-closing consideration to be issued by the Parent to the Selling Equity Holder based upon certain Milestones.

WHEREAS, the parties have reached an agreement regarding the issuance of the Post-Closing Parent Stock Consideration and desire to amend the Agreement in accordance with such agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Article II POST-CLOSING CONSIDERATION is hereby amended and restated by deleting Article II of the Agreement and replacing it in its entirety as follows:

“ARTICLE II

POST-CLOSING CONSIDERATION

2.1 Post-Closing Consideration. In full satisfaction of all obligations from the Parent and the Company to the Selling Stockholder under the Agreement, no later than ten (10) days from the date hereof Parent shall issue 1,270,000 shares of Parent Common Stock to the Selling Equity Holder (the “Agreed Post-Closing Shares”).”

2. Section 9.7(a) of the Agreement is hereby amended to provide that the final two sentences of such paragraph (a) shall be amended and restated in their entirety as follows:

“Grant of Registration Rights. The Selling Stockholder shall have the right to include, at any time during the twelve (12) months following the date of this Amendment, the Agreed Post-Closing Shares as part of registration of securities filed by the Company (other than a registration statement (i) filed in connection with any employee stock option or other benefit plan pursuant to Form S-8 or any equivalent form, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, or (iii) for a dividend reinvestment plan), in each case on the same terms and conditions as any similar securities of the Company being registered (other than duration of the registration rights, which shall be governed solely by this Section) and to permit the sale or other disposition of such Agreed Post-Closing Shares in accordance with the intended method(s) of distribution thereof only to the extent such Agreed Post-Closing Shares have not been previously registered for resale by the Selling Stockholder or are otherwise able to be resold immediately without registration under the Securities Act either pursuant to Rule 144 of the Securities Act or otherwise; provided, however, that, in the case of an underwritten offering, if, in the written opinion of the Company’s managing underwriter or underwriters, if any, for such offering, the inclusion of the Agreed Post-Closing Shares, when added to the securities being registered by the Company or the selling stockholder(s), will exceed the maximum amount of the Company’s securities which can be marketed without materially and adversely affecting the entire offering, then the Company will still be required to include the Agreed Post-Closing Shares, but may require the Selling Stockholder to agree, in writing, to delay the sale of all or any portion of the Agreed Post-Closing Shares for a period of ninety (90) days from the effective date of the underwritten offering.

The Company shall bear all fees and expenses attendant to registering the Agreed Post-Closing Shares contemplated hereunder. In the event of such a proposed registration, the Company shall furnish the then Selling Stockholder of outstanding Agreed Post-Closing Shares with not less than five (5) days written notice prior to the proposed date of filing of such registration statement. The holders of the Agreed Post-Closing Shares shall exercise the “piggy-back” rights provided for herein by giving written notice, within five (5) days of the receipt of the Company’s notice of its intention to file a registration statement.”

3. Each of the Selling Stockholder and the Parent, for itself and its respective direct and indirect affiliates, members, officers, directors and managers (the “Releasing Parties”), for and in consideration of the execution and delivery of this Agreement and the issuance of the Agreed Post-Closing Shares, does hereby fully, finally and forever release, acquit and discharge the other party to this Agreement (as well as its successors and assigns) and each of their directors, managers, officers, employees, agents, shareholders, members, partners, owners, attorneys, principals and fiduciaries (the “Released Parties”), from any and all claims, causes of action, liabilities, obligations, demands, costs and expenses of every kind and nature whatsoever, whether direct or indirect, absolute or contingent, liquidated or unliquidated or due or to become due, whether based upon contract, tort, act, omission, representation, negligence, tortious interference with contractual relations or any other claim, which the Releasing Parties even had or now have against the Released Parties as it relates to the Agreement, the Milestone Event or the issuance of Parent Common Stock to the Selling Stockholder; provided, however that, for the avoidance of doubt, the foregoing shall in no way release claims with respect to matters which specifically survive the Closing pursuant to the express terms of this Agreement.

4. Except as expressly provided in this Amendment, the Agreement is hereby confirmed and ratified in all respects.

5. This Amendment may be executed in counterparts (whether facsimile or original), each of which shall be deemed to be an original as against the party whose signature appears thereon, and both of which shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYTOMEDIX, INC.

By:	/s/ Martin Rosendale
Name: Martin Rosendale
Title: Chief Executive Officer

ALDAGEN, INC.

By:	/s/ Martin Rosendale
Name: Martin Rosendale
Title: Chief Executive Officer

ALDAGEN HOLDINGS, LLC

By:	/s/ William Brooke
Name: William W. Brooke
Title: Manager